Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

May 12, 2010

BARCLAYS CAPITAL

INVESTOR SOLUTIONS

INDEX LIST

ALPHA STRATEGIES

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
TrendSTAR+	Rates		BXIITSTP Index



130%
100%
80%
June 2007 to March 2010

The Barclays Capital TrendSTAR+ Index is a curve shape strategy that seeks to capture alpha from steepening and flattening trends in the USD yield curve, driven by Fed actions.

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
AIMS	Inflation		BXIIAIMS Index



130%
100%
80%
June 2007 to March 2010

Barclays Capital's Algorithmic Inflation Momentum Switching (AIMS) is a long/short TIPS strategy that seeks to capture inflation alpha by exploiting the large size mismatch between the nominal bond market versus TIPS market.

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
Atlantic Exceed	Rates		BXIIEXMA Index



120%
100%
90%
June 2007 to March 2010

The Barclays Capital Atlantic Exceed Index is a "curve roll-down" strategy that seeks to capture alpha from term premium evidenced in yield curves. It exploits the fact that the forwards tend to over-predict Libor.

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
PRISM	Rates		



140%
100%
80%
June 2007 to March 2010

The Barclays Capital PRISM Index is a multi-strategy comprising TrendSTAR+, AIMS and Atlantic Exceed. The PRISM methodology manages risk on an individual strategy level and on the portfolio level.

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
ICI	FX		BXIICIUS Index



110%
100%
70%
June 2007 to March 2010

The Barclays Capital Intelligent Carry Index™ (ICI) seeks to capture returns from the "carry trade" among the G10 currencies through interest rate differentials and "forward bias". The index is mean variance optimized, rebalanced monthly and constrained to a target volatility of 5%.

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
Trend	FX		BXIIATTU Index



130%
100%
80%
June 2007 to March 2010

The Barclays Capital Adaptive FX Trend Index™ attempts to capture alpha by identifying trends and trend reversals in the foreign exchange markets. The index takes long and short positions in G10 currencies based on the direction of trend and individual currency pair volatility. The index is rebalanced daily and has a target volatility of 5%.

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
Volatility	FX		BXIIAVUS Index



120%
100%
90%
June 2007 to March 2010

The Barclays Capital FX Volatility Index™ family consists of three indices that invest in FX volatility. Each index uses a different quantitative and systematic underlying strategy to suit different investor objectives. The indices are each composed of 12 cash-settled forward volatility agreements.

INDEX	ASSET CLASS	DESCRIPTION	INDEX TICKER
Convergence	FX		BXIIVTUS Index
 130% 100% 80% June 2007 to March 2010		The Barclays FX Value Convergence Index™ is designed to provide a tradable benchmark for FX Value investing. The index takes long and short positions in G10 currencies. The underlying portfolio rebalances on a monthly basis, taking long positions in currencies that appear undervalued against their PPP level, and short positions in overvalued currencies. The underlying portfolio targets a volatility of 5%.	
ComBATS	Commodities		LBC1ER Index
 130% 100% 90% June 2007 to March 2010		Barclays Capital ComBATS Index aims to produce a market-neutral alpha commodity strategy that exhibits stable returns and low volatility. The strategy takes a long position on a subset of commodities using the Pure Beta methodology and short position on the same dollar amount in the standard front month commodity indices.	
ARISTO	Equities		BXIIARER Index
 130% 100% 80% June 2007 to March 2010		Barclays Capital ARISTO Index is a multi-strategy index that combines three separate quantitative investment strategies into a single package. ARISTO seeks to maximize risk-adjusted return by (1) combining market neutral, long short or absolute return strategies with low correlation to one another, and (2) integrating allocation optimization and volatility control features.	
CORALS	Commodities		BXIICORT Index
 160% 100% 70% June 2007 to March 2010		The Barclays Capital CORALS Index is a unique long/short strategy that utilizes an innovative investment methodology to capture alpha in differing market cycles. The Strategy factors in demand in fundamental and technical attributes to forecast the expected performance of individual commodities.	
VEQTOR	Equities		SPVQDTR Index
 200% 100% 50% June 2007 to March 2010		The S&P 500 Dynamic VEQTOR™ Index aims to provide investors with broad equity market exposure with an implied volatility hedge by allocating between equity, volatility and cash. The index is designed to provide investors with packaged exposure to the equity and volatility of the S&P 500 Index in a dynamic framework.	

Past results are not indicative of future performance. The historical information included in this free writing prospectus includes both actual historical and hypothetical historical information. The hypothetical historical information was prepared using hypothetical daily historical levels for each such index from June 2007, to the launch date of such index, using the same objective criteria as is currently used for each such index, as well as actual observable data for the underlying components of each such index. Before making any investment decision, you should review the complete description of any such index, which will be provided to you in connection with an offering of notes by Barclays.

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and any offering of notes. Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details (including the risk factors relating to the offering). You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, any final pricing supplement and any free writing prospectus, if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (extension 3430). A copy of the prospectus may be obtained from Barclays Capital, 745 Seventh Avenue–Attn: US InvSol Support, New York, NY 10019.

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved.

This document has been prepared by Barclays Capital, the investment banking division of Barclays Bank PLC ("Barclays"), for information purposes only and without regard to the particular needs of any specific recipient. All information is indicative only and may be amended, superseded or replaced by subsequent summaries and should not be considered as any advice whatsoever, including without limitation, legal, business, tax or other advice by Barclays.

Any offer or sale of a specific issuance of notes will only be made pursuant to a pricing supplement or free writing prospectus, which would include more complete descriptions of the risks associated with such notes. Investors should carefully read the detailed explanations of risks related to such notes, together with other information, that would be contained in the relevant pricing supplement or free writing prospectus, including but not limited to, information concerning the tax treatment of the investment, before investing. Furthermore, you should read this document together with the prospectus and the prospectus supplement, which Barclays Bank PLC has filed with the US Securities and Exchange Commission ("SEC"). You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in any notes issued by Barclays Bank PLC.

Barclays does not guarantee the accuracy or completeness of information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third-party sources. Any data on past performance, modelling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modelling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto.

Standard & Poor's®", "S&P®", "S&P 500®", "500", "S&P 500 VIX Short-Term Futures™", "S&P 500® Total Return Index™", "S&P 500® Excess Return Index™" and "S&P 500® Dynamic VEQTOR™" are trademarks of Standard & Poor's are trademarks of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays. "VIX®" is a registered trademark of the Chicago Board Options Exchange, Incorporated ("CBOE") and has been licensed for use by S&P. Securities linked to VEQTOR are not sponsored, endorsed, sold or promoted by Standard & Poor's or CBOE and Standard & Poor's and CBOE make no representation regarding the advisability of investing in the VEQTOR ETNs.

"Barclays" and "Barclays Capital" are trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.

Barclays Capital – the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital, Inc.); Registered in England 1026167. Registered Office: 1 Churchill Place, London E14 5HP. Authorized and regulated by FSA and member of the London Stock Exchange.

© 2010, Barclays Bank PLC (All rights reserved).
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